As filed with the Securities and Exchange Commission on April 15, 1997
                                                    Registration No. 333-24391

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------
                                 AMENDMENT NO. 1
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                         APPLIED VOICE RECOGNITION, INC.
             (Exact name of Registrant as specified in its charter)

            UTAH                                             87-042552
(State or other jurisdiction                             (I.R.S. Employer
     of incorporation or                              Identification Number)
        organization)

4615 Post Oak Place, Suite 111                       Timothy J. Connolly
    Houston, Texas 77027                       4615 Post Oak Place, Suite 111
       (713) 621-5678                                Houston, Texas 77027
(Address, including zip code, and            (Name, address, including zip code,
 telephone number, including                   and telephone number, including
  area code of registrant's                   area code, of agent for service)
principal executive offices)

                             COMPENSATION AGREEMENT
                             OF THOMAS C. PRITCHARD
                            (Full Title of the Plan)
                                -----------------

                                    COPY TO:
                               Thomas C. Pritchard
                            Brewer & Pritchard, P.C.
                             1111 Bagby, 24th Floor
                              Houston, Texas 77002
                              Phone (713) 659-1744
                               Fax (713) 659-2430
                                -----------------

                         CALCULATION OF REGISTRATION FEE

================================================================================
                                                         PROPOSED
                                                          MAXIMUM
                                      PROPOSED MAXIMUM   AGGREGATE    AMOUNT OF
TITLE OF SECURITIES    AMOUNT BEING    OFFERING PRICE    OFFERING   REGISTRATION
 TO BE REGISTERED      REGISTERED(1)    PER SHARE(2)     PRICE(2)        FEE
--------------------------------------------------------------------------------
Common Stock, par value
$.001 per share.........    5,000          $3.75         $18,750       $100(3)
================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, on the basis of the last sales price of the Common Stock for March 27, 1997.

(3)   Paid with the previous filing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Applied Voice Recognition, Inc. ("Company" or "Registrant") with the Securities and Exchange Commission are incorporated herein by reference.

         1. The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or, either (i) the Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended ("Securities Act") that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (ii) the Company's effective Registration Statement on Form 10 or Form 10-SB filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

         2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Under the Company's Articles of Incorporation, the authorized capital stock of the Company consists of 50 million shares of Common Stock. As of the date of this Prospectus, the Company had outstanding 10,829,602 shares of Common Stock. The Company has reserved 660,000 shares for issuance upon exercise of outstanding Options and 770,000 shares for issuance upon exercise of Warrants.

         The following summary description of the securities of the Company is qualified in its entirety by reference to the Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Company's Articles. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general shareholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and non-assessable.

WARRANTS

         There are warrants outstanding authorizing the holders to purchase an aggregate of 770,000 shares of Common Stock, currently exercisable and expiring between two and five years from the date of this Prospectus at exercise prices between $.14 and $3.00.
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
OPTIONS
         The Company has established a 1996 Stock Option Plan pursuant to which there are options to purchase 660,000 shares of Common Stock currently outstanding.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         C. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (A) and (B), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         D. Any indemnification under subsections (A) and (B) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (A) and (B). Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

         E. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the

Corporation as authorized by the Certificate of Incorporation. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         F. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         G. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the Certificate of Incorporation.

         H. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 8.  EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

         4.1(1)      Form of specimen Common Stock

         5.1(2)      Opinion Regarding Legality

         10.1(3)     Compensation Agreement of Thomas C. Pritchard

         10.2(2)     Assignment

         24.1(2)     Consent of Malone & Bailey

         24.2(2)     Consent of Brewer & Pritchard (Contained in Exhibit 5.1)
---------------------
(1) The information required by this exhibit is incorporated by reference to the exhibits filed in connection with the Company's Registration Statement on Form S-18 (Commission File No. 333-1210-D).

(2)   Filed herewith.

(3) Previously filed in the Company's Form S-8 Registration Statement Number 333-24391

ITEM 9.  UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    iii. To include any additional or changed material information with respect to the plan of distribution.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 15th day of April, 1997.

                                Applied Voice Recognition, Inc.

                                By//S// TIMOTHY J. CONNOLLY
                                  Timothy J. Connolly Chief Executive Officer
                                  Chief Financial Officer, Principal Accounting Officer and Director
                          ----------------------------
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                        TITLE                       DATE

//S// TIMOTHY J.  CONNOLLY        Chief Executive Officer,   April 15, 1997
      Timothy J. Connolly         Chief Financial Officer,
                                  Principal Accounting
                                  Officer and Director

//S// CHARLES W. SKAMSER         President and               April 15, 1997
      Charles W. Skamser         Chief Operating Officer

//S// JAN CARSON CONNOLLY        Vice President Operations   April 15, 1997
      Jan Carson Connolly        and Director

//S// H. RUSSEL DOUGLAS          Vice President Research     April 15, 1997
      H. Russel Douglas          and Development and
                                 Director

//S// JESSE MARION               Director                    April 15, 1997
      Jesse Marion

//S// G. EDWARD POWELL           Director                    April 15, 1997
      G. Edward Powell
                                     II-5